Towerstream Reports Sequential Revenue Growth of 15%

Company Reaches Adjusted EBITDA Profitability

MIDDLETOWN, R.I., August 4, 2010 – Towerstream (NASDAQ: TWER), a leading 4G service provider delivering high-speed wireless Internet access to businesses in 11 major metropolitan areas in the U.S., announced results for the second quarter ended June 30, 2010.

Second Quarter Operating Highlights

•	Revenues increased 33% to $4.9 million during the second quarter 2010 compared to the same period last year and increased 15% compared to the first quarter 2010
•	Customer churn for the second quarter 2010 was 1.15% compared to 1.29% during the first quarter 2010 and 1.90% in the second quarter 2009
•
Adjusted EBITDA profitability totaled $0.05 million for the second quarter 2010 compared to an Adjusted EBITDA loss of $0.2 million and $0.7 million for the first quarter 2010 and second quarter 2009, respectively

•	Adjusted Market EBITDA increased to $2.4 million in the second quarter 2010 as compared to $2.1 million for the first quarter 2010 and $1.5 million for the second quarter 2009
•	Gross margin remained strong at 75% during the second quarter 2010

Management Comments

“Strong organic growth and the successful integration of Sparkplug’s Chicago and Nashville business assets resulted in a 15% sequential increase in revenues,” stated Jeff Thompson, Chief Executive Officer. “We will continue to seek acquisition opportunities which are synergistic with our business model and accretive to our operating results.”

“Our churn rate improved for the fourth consecutive quarter,” added Mr. Thompson.  “While ARPU of all customers decreased in connection with the Sparkplug acquisition, we increased our customer base by 21% during the quarter.  ARPU of new customers increased by 9% sequentially due to higher average prices for higher capacity links.”

“We accomplished our objective of reaching Adjusted EBITDA profitability on a corporate level during the second quarter,” stated Joseph Hernon, Chief Financial Officer.  “We expect the strength of our monthly recurring revenue model and a continued focus on managing operating expenses will result in consistent increases in Adjusted EBITDA during the second half of 2010.”

Selected Financial Data and Key Operating Metrics
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	6/30/2010	3/31/2010	6/30/2009
Selected Financial Data
Revenues	$4,869	$4,244	$3,673
Gross margin	75%	75%	75%
Depreciation and amortization	1,454	1,101	982
Core operating expenses (1)(2)(3)	3,893	3,620	3,665
Operating loss (1)(2)	(1,685)	(1,552)	(1,889)
Net loss (1)(2)	(1,306)	(1,532)	(2,100)
Adjusted EBITDA (1)(3)	46	(234)	(660)

Capital expenditures	$1,778	$1,374	$1,071

Key Operating Metrics
Churn rate (3)	1.15%	1.29%	1.90%
ARPU (3)	$671	$703	$769
ARPU of new customers (3)	550	503	547

(1) Includes non-recurring expenses of $245, $150 and $8, respectively.
(2) Includes stock-based compensation of $264, $194 and $229, respectively.
(3) See Non-GAAP Measures below for a definition and reconciliation of Adjusted EBITDA, and definitions of Core Operating Expenses, Churn, ARPU and ARPU of new customers.

Analysis of Results of Operations and Financial Condition

Second Quarter 2010 Results of Operations

Revenues for the second quarter 2010 increased 15% from the first quarter 2010 and increased 33% compared to the second quarter 2009.  These increases were driven by 56% growth in our customer base from approximately 1,600 customers at the end of the second quarter 2009 to approximately 2,500 at the end of the second quarter 2010.

ARPU of new customers increased 9% in the second quarter 2010 compared to the first quarter 2010 and increased 1% compared to the second quarter 2009.  The increase in ARPU of new customers was partly attributable to increased average prices for higher capacity services.

ARPU of all customers in the second quarter 2010 decreased 5% compared to the first quarter 2010 and decreased 13% compared to the second quarter 2009.    The decrease in ARPU of all customers compared to the first quarter 2010 primarily related to the effect of the customer base acquired from Sparkplug. Customers acquired from Sparkplug had an ARPU of $463 compared to $703 for Towerstream’s customers prior to the acquisition. The decrease in ARPU of all customers compared to the second quarter of 2009 also reflects the adverse effect of the long economic recession on customer purchasing decisions.

Customer churn during the second quarter 2010 was 1.15% compared to 1.29% during the first quarter 2010 and 1.90% during the second quarter 2009.  The lower churn reflects our ongoing focus to improve customer retention and reduce churn.

Gross margin remained stable at 75% in the second quarter 2010 compared to 75% for both the first quarter 2010 and second quarter 2009.

Depreciation and amortization expense increased 32% in the second quarter 2010 compared to the first quarter 2010 and increased 48% compared to the second quarter 2009.  The increases are consistent with a higher base of depreciable assets primarily related to our network and customer premise equipment.  Gross depreciable assets totaled $29.9 million at the end of the second quarter 2010 compared to $27.6 million and $23.7 million at the end of the first quarter 2010 and second quarter 2009, respectively.  Amortization expense totaled $0.3 million in the second quarter 2010 related to a customer contract based intangible asset recorded in connection with the Sparkplug acquisition which closed in April 2010.

Customer support expenses increased 16% in the second quarter 2010 compared to the first quarter 2010 and increased 39% compared to the second quarter 2009. The increases reflect staffing additions and other costs incurred to support our growing customer base which increased 21% compared to the first quarter 2010 and 56% compared to the second quarter 2009.

Sales and marketing expenses increased 7% in the second quarter 2010 compared to the first quarter 2010 and decreased 5% compared to the second quarter 2009. The sequential increase reflects higher sales commission expense. The decrease from second quarter 2009 related to lower department headcount which averaged 62 in the second quarter 2010 compared to 100 in the second quarter 2009.  During 2009, the Company’s sales and marketing strategy evolved towards the enhanced use of Internet-based marketing programs which has both increased qualified leads and enabled the Company to reduce headcount. Sales and marketing headcount includes marketing, direct sales which includes account executives and sales managers, and indirect sales which includes sales operations, support and administration.

General and administrative expenses increased 5% in the second quarter 2010 compared to the first quarter 2010 and increased 6% compared to the second quarter 2009. These increases were primarily attributable to approximately $245,000 of non-recurring  professional services costs related to the Sparkplug acquisition.

Net loss decreased 15% in the second quarter 2010 compared to the first quarter 2010 and decreased 38% compared to the second quarter 2009.  The sequential improvement during the second quarter 2010 related to a 15% increase in revenues and a gain on business acquisition of approximately $356,000, offset by a 13% increase in operating expenses. The year-over-year improvement related to a 33% increase in revenues offset by an 18% increase in operating expenses.

Capital expenditures totaled $1.8 million for the second quarter 2010 as compared to $1.4 million for the first quarter 2010 and $1.1 million for the second quarter 2009.  During the second quarter 2010, we spent $0.6 million related to the construction of a smart phone offload network in New York City compared with $0.2 million in the first quarter 2010, and zero in the second quarter 2009.

Operating Outlook and Guidance

•	Revenues for the third quarter 2010 are expected to range between $5.0 million to $5.2 million

•	Adjusted EBITDA profitability is expected to range between $0.2 million to $0.5 million

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on Adjusted EBITDA as a principal indicator of the operating performance of our business.  EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, other non-operating income or expenses as well as gain or loss on (i) disposal of property and equipment, (ii) derivative instruments, and (iii) business acquisitions.  Adjusted Market EBITDA also excludes corporate overhead expenses and other centralized costs.  We believe that Adjusted Market EBITDA trends are insightful indicators of our markets’ relative performance, and whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The term “Core Operating Expenses” includes customer support services, sales and marketing, and general and administrative expenses, and excludes cost of revenues, depreciation and amortization.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period. Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, Adjusted EBITDA, has been reconciled to Net loss as follows:
(All dollars are in thousands)
	Three months ended
	6/30/2010	3/31/2010	6/30/2009
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA	$46	$(234)	$(660)
Interest expense	-	-	(186)
Interest income	1	-	9
Gain on business acquisition	356	-	-
Other income (expense), net	22	20	-
Loss on derivative financial instruments	-	-	(34)
Loss on property and equipment	(13)	(23)	(18)
Depreciation and amortization	(1,454)	(1,101)	(982)
Stock-based compensation	(264)	(194)	(229)
Net loss	$(1,306)	$(1,532)	$(2,100)

Summary Condensed Consolidated Financial Statements
(All dollars are in thousands except per share amounts)

	(Unaudited)	(Audited)
Balance Sheet	June 30, 2010	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$9,666	$14,041
Accounts receivable, net	492	403
Other	316	258
Total Current Assets	10,474	14,702

Property and equipment, net	15,055	13,635

Other assets	2,390	1,166

Total Assets	27,919	29,503

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	871	1,056
Accrued expenses	1,492	1,086
Deferred revenues	1,212	1,029
Other	84	79
Total Current Liabilities	3,659	3,250

Long-Term Liabilities
Derivative liabilities	-	567
Other	233	275
Total Long-Term Liabilities	233	842
Total Liabilities	3,892	4,092

Stockholders’ Equity
Common stock	35	35
Additional paid-in-capital	56,581	55,127
Accumulated deficit	(32,589)	(29,751)
Total Stockholders’ Equity	24,027	25,411
Total Liabilities and Stockholders’ Equity	$27,919	$29,503

Statement of Operations
(Unaudited)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues	$4,869	$3,673	$9,113	$7,090

Operating Expenses
Cost of revenues (exclusive of depreciation)	1,207	915	2,282	1,741
Depreciation and amortization	1,454	982	2,555	1,930
Customer support services	672	484	1,250	1,034
Sales and marketing	1,314	1,385	2,547	2,961
General and administrative	1,907	1,796	3,716	3,518
Total Operating Expenses	6,554	5,562	12,350	11,184
Operating Loss	(1,685)	(1,889)	(3,237)	(4,094)
Other Income (Expense)
Interest income	1	9	1	22
Interest expense	-	(186)	-	(369)
Gain on business acquisition	356	-	356	-
Loss on derivative financial instruments	-	(34)	-	(75)
Other income (expense), net	22	-	42	-
Total Other Income (Expense)	379	(211)	399	(422)
Net Loss	$(1,306)	$(2,100)	$(2,838)	$(4,516)

Net loss per common share	$(0.04)	$(0.06)	$(0.08)	$(0.13)
Net loss per common share excluding stock-based compensation	$(0.03)	$(0.05)	$(0.07)	$(0.12)
Weighted average common shares outstanding – basic and diluted	34,915	34,595	34,792	34,591

Statement of Cash Flows (Unaudited)	Six months ended June 30,
	2010	2009
Cash Flows From Operating Activities
Net loss	$(2,838)	$(4,516)
Non-cash adjustments:
Depreciation & amortization	2,555	1,930
Stock-based compensation	458	386
Gain on business acquisition	(356)	-
Other	72	366
Changes in operating assets and liabilities	59	(662)
Net Cash Used In Operating Activities	(50)	(2,496)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(3,152)	(2,026)
Acquisition of a business	(1,170)	-
Other	(3)	(3)
Net Cash Used In Investing Activities	(4,325)	(2,029)

Cash Flows From Financing Activities
Repayment of capital leases	-	(19)
Repayment of short-term debt	-	(8)
Net Cash Used In Financing Activities	-	(27)

Net Decrease In Cash and Cash Equivalents	(4,375)	(4,552)
Cash and Cash Equivalents – Beginning	14,041	24,740
Cash and Cash Equivalents – Ending	$9,666	$20,188

Market data for the three months ended June 30, 2010
(All dollars are in thousands)

Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,459	$285	$1,174	80%	$353	$821
Boston	1,084	171	913	84%	164	749
Los Angeles	754	137	617	82%	258	359
Chicago	650	203	447	69%	155	292
San Francisco	276	61	215	78%	81	134
Miami	255	85	170	67%	89	81
Providence/Newport	125	39	86	69%	28	58
Seattle	131	57	74	56%	32	42
Nashville	21	14	7	33%	7	-
Dallas-Fort Worth	113	82	31	27%	62	(31)
Philadelphia	1	13	(12)	0%	54	(66)
Total	$4,869	$1,147	$3,722	76%	$1,283	$2,439

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$2,439
Centralized costs (1)	(763)
Corporate expenses	(1,643)
Depreciation and amortization	(1,454)
Stock-based compensation	(264)
Other income (expense)	379
Net loss	$(1,306)

Market data for the three months ended June 30, 2009
Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA (2)
New York	$1,322	$228	$1,094	83%	$279	$815
Boston	1,008	166	842	84%	195	647
Los Angeles	442	82	360	81%	238	122
San Francisco	235	56	179	76%	99	80
Providence/Newport	126	37	89	71%	62	27
Chicago	220	87	133	60%	116	17
Miami	150	66	84	56%	110	(26)
Seattle	107	59	48	45%	87	(39)
Dallas-Fort Worth	63	60	3	5%	118	(115)
Total	$3,673	$841	$2,832	77%	$1,304	$1,528

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$1,528
Centralized costs (1)	(639)
Corporate expenses	(1,567)
Depreciation	(982)
Stock-based compensation	(229)
Other income (expense)	(211)
Net loss	$(2,100)
(1) Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market.  These costs totaled $60 and $74 respectively for the three months ended June 30, 2010 and 2009.

(2) Certain accounts have been reclassified for comparative purposes to conform to current year presentation. These reclassifications have no effect on the previously reported total Adjusted Market EBITDA.

Market data for the six months ended June 30, 2010
(All dollars are in thousands)

Market	Revenues	Cost of Revenues(3)	Gross Margin(3)		Operating Costs	Adjusted Market EBITDA
New York	$2,853	$557	$2,296	80%	$643	$1,653
Boston	2,136	346	1,790	84%	338	1,452
Los Angeles	1,429	270	1,159	81%	547	612
Chicago	942	315	627	67%	250	377
San Francisco	545	118	427	78%	146	281
Miami	455	155	300	66%	176	124
Providence/Newport	253	83	170	67%	63	107
Seattle	253	109	144	57%	63	81
Nashville	21	14	7	33%	7	-
Dallas-Fort Worth	225	164	61	27%	116	(55)
Philadelphia	1	28	(27)	0%	105	(132)
Total	$9,113	$2,159	$6,954	76%	$2,454	$4,500

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$4,500
Centralized costs (3)	(1,466)
Corporate expenses	(3,258)
Depreciation and amortization	(2,555)
Stock-based compensation	(458)
Other income (expense)	399
Net loss	$(2,838)

Market data for the six months ended June 30, 2009
Market	Revenues	Cost of Revenues(3)	Gross Margin(3)		Operating Costs	Adjusted Market EBITDA (2)
New York	$2,559	$426	$2,133	83%	$626	$1,507
Boston	1,969	335	1,634	83%	398	1,236
Los Angeles	848	149	699	82%	510	189
San Francisco	459	100	359	78%	228	131
Providence/Newport	267	74	193	72%	114	79
Chicago	422	168	254	60%	243	11
Miami	260	126	134	52%	217	(83)
Seattle	204	126	78	38%	187	(109)
Dallas-Fort Worth	102	114	(12)	(12)%	243	(255)
Total	$7,090	$1,618	$5,472	77%	$2,766	$2,706

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$2,706
Centralized costs (3)	(1,352)
Corporate expenses	(3,132)
Depreciation	(1,930)
Stock-based compensation	(386)
Other income (expense)	(422)
Net loss	$(4,516)

(3)Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market.  These costs totaled $123 for both the six months ended June 30, 2010 and 2009.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on August 4, 2010 at 5:00 p.m. ET to review our financial results and provide an update on current business developments.

Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through August 11, 2010 at 11:59 p.m. ET by dialing 800-642-1687 or 706-645-9291 (for international callers) using pass code 87769181.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/eventdetail.cfm?eventid=83667.

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses.  Founded in 2000, the Company has established networks in 11 markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Philadelphia, Nashville and the greater Providence area where the Company is based.  For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream. The Towerstream Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6570.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Seth Potter
ICR Inc.
646-277-1230
Seth.Potter@icrinc.com

MEDIA CONTACT:
Todd Barrish
LaunchSquad Public Relations
212-564-3665
todd@launchsquad.com